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                                                                    EXHIBIT 12.1


                        ALTERNATIVE LIVING SERVICES, INC.
          STATEMENTS REGARDING COMPUTATION OF EARNINGS TO FIXED CHARGES
      FOR THE YEARS ENDED DECEMBER 31, 1992, 1993, 1994, 1995 AND 1996 AND
                 NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1997
                          (In Thousands Except Ratios)

                                                                                                     Nine Months Ended
                                                              Year Ended December 31,                  September 30,
                                                   ---------------------------------------------    ------------------
                                                    1992     1993     1994      1995      1996        1996      1997
                                                   ---------------------------------------------    ------------------
Earnings:

   Net loss from continuing operations             $(130)   $(180)   $(643)   $(1,746)   $(7,811)   $(6,211)   $   (57)
   Fixed charges                                     209      250      533      1,172      6,249      4,415      9,309
   Capitalized interest                               --       --       --        (62)      (491)      (368)    (2,865)
   Equity in losses of unconsolidated affiliates      --       --        1        438         52         56        195
   Minority interest in losses of consolidated
      subsidiaries                                    --       --      (49)      (112)       (76)       (24)    (4,758)
                                                   ---------------------------------------------    ------------------
      Total Earnings                               $  79    $  70    $(158)   $  (310)   $(2,077)   $(2,132)   $ 1,824
                                                   =============================================    ==================

Fixed Charges:

   Capitalized interest                            $  --    $  --    $  --    $    62    $   491    $   368    $ 2,865
   Lease expense(1)                                  182      194      232        297      2,018      1,296      3,564
   Interest expense, net                              27       56      301        813      3,740      2,751      2,880
                                                   ---------------------------------------------    ------------------
      Total Fixed Charges                          $ 209    $ 250    $ 533    $ 1,172    $ 6,249    $ 4,415    $ 9,309
                                                   =============================================    ==================

Ratio of earnings to fixed charges                    --       --       --         --         --         --         --
                                                   =============================================    ==================

Fixed charge deficiancy                            $ 130    $ 180    $ 691    $ 1,482    $ 8,326    $ 6,547    $ 7,485
                                                   =============================================    ==================


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(1)       Management estimates that one-third (1/3) of its lease expense represents interest, and such amount is included in the calculation of Fixed Charges.